UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Genesco Inc.

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Notice of Annual Meeting of Shareholders

The annual meeting of shareholders of Genesco Inc. will be held at the Company’s executive offices, Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee, on Wednesday, June 28, 2006, at 10:00 a.m. Central Time.

The agenda will include the following items:

1. electing 11 directors;

2. ratifying the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the current fiscal year; and

3. transacting any other business that properly comes before the meeting.

Shareholders of record at the close of business on April 25, 2006, will be entitled to vote at the meeting and any adjournment or postponement thereof.

By order of the board of directors,

Roger G. Sisson
Secretary

May 17, 2006

IMPORTANT

It is important that your shares be represented at the meeting. Please sign, date and return the enclosed proxy promptly so that your shares will be voted. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
WEDNESDAY, JUNE 28, 2006

The board of directors of Genesco Inc. (“Genesco” or the “Company”) is requesting proxies to be voted at the annual meeting of shareholders. The meeting will be held at the Company’s executive offices at 10:00 a.m. Central Time, on Wednesday, June 28, 2006. The Company’s executive offices are located at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217. The notice that accompanies this statement describes the items on the meeting agenda.

The Company will pay the cost of the proxy solicitation. In addition to this request, officers, directors and regular employees of the Company may solicit proxies personally and by mail, facsimile or telephone. They will receive no extra compensation for any solicitation activities. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the proxy solicitation. It will pay Georgeson a fee of $9,500, plus $5.00 per completed telephone call to shareholders in the event that active solicitation is required, and reimburse its expenses. The Company will request brokers, nominees, fiduciaries and other custodians to forward soliciting material to the beneficial owners of shares and will reimburse the expenses they incur in doing so.

All valid proxies will be voted as the board of directors recommends, unless the proxy card specifies otherwise. A shareholder may revoke a proxy before the proxy is voted at the annual meeting by giving written notice of revocation to the secretary of the Company, by executing and delivering a later-dated proxy or by attending the annual meeting and voting in person the shares the proxy represents.

The board of directors does not know of any matter that will be considered at the annual meeting other than those the accompanying notice describes. If any other matter properly comes before the meeting, persons named as proxies will use their best judgment to decide how to vote on it.

This proxy material was first mailed to shareholders on or about May 17, 2006.

VOTING SECURITIES

The various classes of voting preferred stock and the common stock will vote together as a single group at the annual meeting.

April 25, 2006 was the record date for determining who is entitled to receive notice of and to vote at the annual meeting. On that date, the number of voting shares outstanding and the number of votes entitled to be cast were as follows:

	No. of	Votes
Class of Stock	Shares	per Share	Total Votes

Subordinated Serial Preferred Stock:
$2.30 Series 1	36,295	1	36,295
$4.75 Series 3	17,660	2	35,320
$4.75 Series 4	9,184	1	9,184
$1.50 Subordinated Cumulative Preferred Stock	30,017	1	30,017
Employees’ Subordinated Convertible Preferred Stock	64,219	1	64,219
Common Stock	23,286,994	1	23,286,994

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented at the meeting, it is considered present for quorum purposes for the rest of the meeting. Abstentions and shares represented at the meeting, but not voted on a particular matter due to a broker’s lack of discretionary voting power (“broker non-votes”) will be counted for quorum purposes but not as votes cast for or against a matter. The election of directors and ratification of the independent registered public accounting firm are routine matters as to which, under applicable New York Stock Exchange (“NYSE”) rules, a broker will have discretionary authority to vote if instructions are not received from the client at least 10 days prior to the annual meeting.

Each of the director nominees must receive affirmative votes from a plurality of the votes cast to be elected. The proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to the Company will be approved if the votes cast in favor of ratification exceed the votes cast against ratification. Broker non-votes will not affect the outcome of either proposal.

ELECTION OF DIRECTORS

Eleven directors are to be elected at the meeting. They will hold office until the next annual meeting of shareholders and until their successors are elected and qualify. A plurality of the votes cast by the shares entitled to vote in the election is required to elect a director. All the nominees are presently serving as directors, and all have agreed to serve if elected. The shares represented by valid proxies will be voted FOR the election of the following nominees, unless the proxies specify otherwise. If any nominee becomes unable or unwilling to serve prior to the annual meeting, the board of directors will reduce the number of directors comprising the board, pursuant to the Company’s Bylaws, or the proxies will be voted for a substitute nominee recommended by the board of directors.

The board of directors recommends that the shareholders vote FOR all of the director nominees.

Information Concerning Nominees

The names, ages and principal occupations of the nominees and certain information regarding their business experience are set forth below:

JAMES S. BEARD, 65, Retired President, Caterpillar Financial Services Corporation. Mr. Beard retired as vice president of Caterpillar Inc., a leading manufacturer of construction and mining equipment, engines and turbines, and as president of Caterpillar Financial Services Corporation in 2005, after a 40-year career with Caterpillar. He joined Genesco’s board in October 2005. He is a director of Rogers Group, Inc., a privately-held producer of construction products.

LEONARD L. BERRY, Ph.D., 63, Distinguished Professor of Marketing and Professor of Humanities in Medicine, Texas A&M University. Dr. Berry has been a professor of marketing at Texas A&M University since 1982. He is the founder of the Center for Retailing Studies, holds the M.B. Zale Chair in Retailing and Marketing Leadership at Texas A&M and is the author of numerous books. He is a director of Lowe’s Companies, Inc., a home improvement retailer, and Darden Restaurants Inc., a casual dining restaurant company, and became a Genesco director in 1999.

WILLIAM F. BLAUFUSS, JR., 65, Consultant. Mr. Blaufuss, who became a Genesco director in 2004, retired as a partner from the public accounting firm of KPMG LLP in 2000. He was associated with KPMG for 37 years in various capacities, including Nashville Practice Unit Managing Partner and Partner in Charge of the Southeast Area Public Section Practice. From 2000 to 2002, he performed special projects for KPMG International regarding its operations outside the United States. He is a director of Nashville Bank and Trust Company and several nonprofit and civic organizations including Saint Thomas Health Services and Nashville Electric Service.

JAMES W. BRADFORD, 59, Dean, Owen Graduate School of Management, Vanderbilt University. Mr. Bradford, who joined Genesco’s board in 2005, was named Dean and Ralph Owen Professor for the Practice of Management in the Owen Graduate School of Management of Vanderbilt University in 2005. He joined the Owen School faculty and administration in 2002. He was president and chief executive officer of United Glass Corporation from 1999 to 2001 and president and chief executive officer of AFG Industries, Inc. from 1992 to 1999.

ROBERT V. DALE, 69, Consultant. Mr. Dale, who became a director of the Company in 2000, has been a business consultant since 1998. He was president of Windy Hill Pet Food Company, a pet food manufacturer, from 1995 until 1998. Previously, he served as president of Martha White Foods for approximately six years during the 1970s and again from 1985 to 1994. He was also president of Beatrice Specialty Products division and a vice president of Beatrice Companies, Inc., the owner of Martha White Foods. He is a director of SunTrust Bank Nashville, N.A., CBRL Group, Inc., a restaurant holding company, and Nashville Wire Products.

MATTHEW C. DIAMOND, 37, Chairman and Chief Executive Officer, Alloy, Inc. Mr. Diamond was appointed chief executive officer of Alloy, Inc., a direct marketing and media company targeting “Generation Y” consumers, in 1999. Before becoming chief executive officer, he served as the director of marketing and planning. He has served as a director of Alloy since 1996, and was elected chairman of the board in 1999. He has been a director of Genesco since 2001.

MARTY G. DICKENS, 58, President, BellSouth-Tennessee. Mr. Dickens, who joined Genesco’s board in 2003, has held a number of positions with BellSouth Corp. and its predecessors and affiliates since 1999, following more than six years as an executive vice president with BellSouth International. Mr. Dickens is also a director of SunTrust Bank-Tennessee and a number of charitable and community organizations.

BEN T. HARRIS, 62, Former Chairman, Genesco. Mr. Harris joined Genesco in 1967 and was named manager of the leased department division of Genesco’s Jarman Shoe Company in 1980. In 1991, he became president of the Jarman Shoe Company and in 1995, president of Genesco’s retail division. In 1996, he was named executive vice president-operations and subsequently president and chief operating officer and a director of the Company. He served as chief executive officer from 1997 until April 2002 and as chairman of the Company from 1999 until 2004.

KATHLEEN MASON, 57, President and Chief Executive Officer, Tuesday Morning Corporation. Ms. Mason, who joined Genesco’s board in 1996, became president and chief executive officer of Tuesday Morning Corporation, an operator of first-quality discount and closeout home furnishing and gift stores, in 2000. She was president and chief merchandising officer of Filene’s Basement, Inc. in 1999. She was president of the HomeGoods division of The TJX Companies, Inc., an apparel and home fashion retailer, from 1997 to 1999. She was employed by Cherry & Webb, a women’s apparel specialty chain, from 1987 until 1992, as executive vice president, then, until 1997, as chairman, president and chief executive officer. Her previous business experience includes senior management positions with retailers May Company, The Limited Inc. and the Mervyn’s Stores division of Dayton-Hudson Corp. Ms. Mason is also a director of The Men’s Wearhouse, Inc., a retailer of men’s clothing, and Hot Topic, Inc., a retailer of apparel, accessories and gifts.

HAL N. PENNINGTON, 68, Chairman, President and Chief Executive Officer, Genesco. Mr. Pennington became a member of the Company’s board in November 1999, when he was named executive vice president and chief operating officer. He became president of the Company in 2000, was named chief executive officer in April 2002 and chairman in 2004. A Genesco employee since 1961, he was appointed president of the Johnston & Murphy division in 1997 and became senior vice president of the Company in 1998. He was president of the Dockers Footwear division from 1995 until 1997 and vice president-wholesale of Johnston & Murphy from 1990 until 1995. Mr. Pennington is also a director of Pinnacle Financial Partners, Inc., a bank holding company.

WILLIAM A. WILLIAMSON, JR., 70, Private Investor. Mr. Williamson was employed from 1958 to 1992 by Durr-Fillauer Medical, Inc., a distributor of pharmaceuticals, drug store sundries and medical, surgical and veterinary products, and became chief executive officer of that company in 1974 and chairman in 1981. He has been a director of Genesco since 1989.

The board has determined that Mr. Beard, Dr. Berry, Mr. Blaufuss, Mr. Bradford, Mr. Dale, Mr. Diamond, Mr. Dickens, Ms. Mason and Mr. Williamson are independent under applicable NYSE rules. The board considered contributions by the Company totaling $30,000 to two tax-exempt organizations with which Mr. Bradford is affiliated and $10,300 to two tax-exempt organizations of which Mr. Dickens is a director, and payments of $415,924 for telephone services to BellSouth Corporation, the parent company of Mr. Dickens’ employer, $675,533 for electricity to Nashville Electric Service, of which Mr. Blaufuss is a director, and $50,000 to Belmont University, of which Mr. Dickens is a trustee, for a management development program for certain employees of the Company, and determined that none of such payments affected the independence of any of the directors affiliated with the recipient organizations.

Board Committees and Meetings

The board of directors met seven times during the fiscal year ended January 28, 2006 (“Fiscal 2006”). No director was present at fewer than 75% of the total number of meetings of the board of directors and the committees of the board on which he or she served during Fiscal 2006. The board of directors has standing audit, nominating and governance, compensation and finance committees. All committees are composed entirely of independent directors. It is the policy of the board of directors that no current or former employee of the Company will serve on any of these committees. A description of each board committee and its membership follows.

Audit Committee

Members:  Robert V. Dale (chairman), Kathleen Mason, William F. Blaufuss, Jr. and James S. Beard (from February 22, 2006)

The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The audit committee is currently composed of four independent directors (as defined under the applicable rules of the NYSE) and operates under a written charter adopted by the board of directors, a current copy of which is available on the Company’s website, www.genesco.com. The audit committee assists the board of directors in monitoring (i) the processes used by the Company to produce financial statements, (ii) the Company’s systems of internal accounting and financial controls and (iii) the independence of the Company’s registered public accounting firm. The audit committee met ten times in Fiscal 2006. The board of directors has determined that Robert V. Dale, Kathleen Mason, William F. Blaufuss, Jr. and James S. Beard qualify as “audit committee financial experts” as defined by regulations of the Securities and Exchange Commission (“SEC”) and are “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Nominating and Governance Committee

Members:  Robert V. Dale (chairman), Marty G. Dickens, William A. Williamson, Jr. and Leonard L. Berry (from February 22, 2006)

The nominating and governance committee, currently composed of four directors who are independent under applicable NYSE rules, met three times in Fiscal 2006. The functions of the nominating and governance committee are specified in a charter available on the Company’s website, www.genesco.com. They include making recommendations to the board of directors with respect to (i) the size of the board of directors, (ii) candidates for election to the board of directors, (iii) the designation of committees of the board of directors, their functions and members, (iv) the succession of the executive officers of the Company and (v) board policies and procedures and other matters of corporate governance. The chairman of the nominating and governance committee serves as presiding director in the board’s executive sessions of non-management directors and at other times when the chairman is absent and as the primary liaison between management and the board. Further information on the committee is set forth under the caption “Corporate Governance,” below.

Compensation Committee

Members:  Matthew C. Diamond (chairman), Leonard L. Berry, Kathleen Mason and William A. Williamson, Jr. (from February 22, 2006)

The compensation committee, currently composed of four independent directors, met three times in Fiscal 2006. The functions of the compensation committee are specified in a charter available on the Company’s website, www.genesco.com. They include (i) approving the compensation of the officers of the Company and other management employees reporting directly to the chief executive officer, (ii) making recommendations to the board of directors with respect to the compensation of directors, (iii) reviewing and providing assistance and recommendations to the board of directors with respect to (a) management incentive compensation plans and (b) the establishment, modification or amendment of any employee benefit plan (as that term is defined in the Employee Retirement Income Security Act of 1974) to the extent that action taken by the board of directors is required, (iv) serving as the primary means of communication between the administrator of the Company’s employee benefit plans and the board of directors and (v) administering the Company’s 2005 Equity Incentive Plan, 1996 Stock Incentive Plan and Employee Stock Purchase Plan.

Finance Committee

Members:  Marty G. Dickens (chairman), William F. Blaufuss, Jr., Matthew C. Diamond and James W. Bradford (from February 22, 2006)

The finance committee, currently composed of four independent directors, met four times in Fiscal 2006. The committee (i) reviews and makes recommendations to the board with respect to (a) the establishment of bank lines of credit and other short-term borrowing arrangements, (b) the investment of excess working capital funds on a short-term basis, (c) significant changes in the capital structure of the Company, including the incurrence of long-term indebtedness and the issuance of equity securities and (d) the declaration or omission of dividends; (ii) approves the annual capital expenditure and charitable contribution budgets; (iii) serves as the primary means of communication between the board of directors and the investment committee of the

Company’s employee benefits trusts and the chief financial officer regarding certain of the Company’s employee benefit plans; and (iv) appoints and removes and approves the compensation of the trustees under any employee benefit plan.

Director Compensation

Directors who are not employees of the Company receive a retainer of $30,000 per year and fees of $1,500 for each board meeting they attend in person, $1,000 for each committee meeting they attend in person and $750 for each meeting they attend by telephone. Each committee chairman receives an additional $4,000 per year. The presiding director, who also chairs the nominating and governance committee, receives an additional retainer of $7,500 per year. The Company also pays the premiums for non-employee directors on $50,000 of coverage under the Company’s group term life insurance policy, plus additional cash compensation to offset taxes on their imputed income from such premiums. Directors who are full-time Company employees do not receive any extra compensation for serving as directors.

The 2005 Equity Incentive Plan (the “2005 Plan”) permits the board of directors to make stock-based compensation awards to non-employee directors. Pursuant to its authority, the board granted 685 shares of restricted stock to each of two non-employee directors who were added to the board in 2005. The risk of forfeiture of the shares lapses in three equal, annual installments, on the anniversary of the date of grant. Restrictions on transfer expire on the third anniversary of the date of grant. Under the 1996 Stock Incentive Plan (the “1996 Plan”) prior to the approval of the 2005 Plan, newly-elected directors automatically received shares of common stock valued at $15,000 on the date of the first annual meeting at which he or she was elected a director, and all non-employee directors received shares of restricted stock valued at $44,000 on the date of each annual meeting. The shares, which vested in three equal, annual increments on the anniversary of the grant date were subject to restrictions on transfer for five years after they were granted unless the director left the board earlier. The 1996 Plan also permitted non-employee directors to elect to exchange all or part of their annual retainers for shares of restricted stock at 75% of the shares’ fair market value. Such shares were subject to the same restrictions on transfer and to forfeiture if the director’s service terminated before the retainer represented by such shares was earned. In October 2005, the board granted restricted stock under the 2005 Plan on the same formula and on the same terms as had been provided under the 1996 Plan to four directors in exchange for part or all of their retainers for Fiscal 2007. As of April 25, 2006, 242,548 shares of common stock had been issued to non-employee directors pursuant to the 1996 Plan, of which 24,745 had been forfeited, and 4,392 shares had been issued to such directors under the 2005 Plan.

CORPORATE GOVERNANCE

Nominating and Governance Committee

The charter of the nominating and governance committee is available on the Company’s website, www.genesco.com. The members of the committee satisfy the independence requirements of the NYSE. In addition, in April 2004 the board of directors adopted a policy pursuant to which no former employee of the Company will serve as a member of the nominating and governance committee.

The nominating and governance committee and the board of directors will consider nominees for the board of directors recommended by shareholders if shareholders comply with the Company’s advance notice requirements. The Company’s Bylaws provide that a shareholder who wishes to nominate a person for election as a director at a meeting of shareholders must deliver written notice to the secretary of the Company. This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Securities Exchange Act of 1934 if such person had been nominated by the board of directors, the written consent of such person to being named as a nominee in soliciting material and to serving as a director, if elected, and the name and address of the shareholder delivering the notice as it appears on the stock records of the Company, along with the number and class of shares held of record by such shareholder. In the case of an annual meeting to be held on the fourth Wednesday in the month of June or within thirty days thereafter, the notice must be delivered not less than sixty nor more than ninety days prior to the fourth Wednesday in June. In the case of an annual meeting which is being held on any other date (or in the case of any special meeting), the notice must be delivered within ten days after the earlier of the date on which notice of the meeting is first mailed to shareholders or the date on which public disclosure is first made of the date of such meeting. There are no differences in the process pursuant to which the committee is to evaluate prospective nominees based on whether the nominee is recommended by a shareholder.

Upon receipt of a recommendation from any source, including shareholders, the committee will take into account whether a board vacancy exists or is expected or whether expansion of the board is desirable. In making this determination, the committee may solicit the views of all directors. If the committee determines that the addition of a director is desirable, it will assess whether the candidate presented should be nominated for board membership. While the committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership, candidates nominated to serve as directors will, at a minimum, in the committee’s judgment:

•	be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	possess the background and demonstrated ability to contribute to the board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, or a record of relevant civic and community leadership; and

•	be able to devote the time and attention necessary to serve effectively as a director.

The committee may also take into consideration whether a candidate’s background and skills meet any specific needs of the board that the committee has identified. The committee will preliminarily assess the candidate’s qualifications with input from the chief executive officer. If, based upon its preliminary assessment, the committee believes that a candidate is likely to meet the criteria for board membership, the chairman will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest to the chairman, with the assistance of the corporate secretary’s office, will arrange interviews of the candidate with members of the committee and with the chief executive officer, either in person or by telephone. After the members of the committee and the chief executive officer have had the opportunity to interview the candidate, the committee will formally consider whether to recommend to the board that it nominate the candidate for election to the board.

Communications with Directors by Shareholders, Employees and Other Interested Parties

Shareholders and employees of the Company and other interested parties may address communications to directors, either collectively or individually (including to the presiding director or to the non-management directors as a group), in care of the Corporate Secretary, Genesco Inc., 1415 Murfreesboro Road, Suite 490, Nashville, Tennessee 37217. The Secretary’s office delivers to directors all written communications, other than commercial mailings, addressed to them.

Directors’ Annual Meeting Attendance

The Company encourages all directors to be present at the annual meeting of shareholders. All directors were present at last year’s annual meeting.

Corporate Governance Guidelines

The board of directors has adopted Corporate Governance Guidelines for the Company. They are accessible on the Company’s website, www.genesco.com.

Code of Ethics

The Company has adopted a code of ethics that applies to its chief executive officer, chief operating officer, chief financial officer, operational senior vice presidents, chief administrative officer, general counsel, chief accounting officer, treasurer, and director of internal audit, and to any person performing similar functions. The Company has made the code of ethics available and intends to provide disclosure of any amendments or waivers of the code within five business days after an amendment or waiver on its website, www.genesco.com.

Website

The charters of the nominating and governance, compensation and audit committees, the Corporate Governance Guidelines and the Code of Ethics are available on the Company’s website, www.genesco.com. All references to the Company’s website in this proxy statement are inactive textual references only. Print copies of these documents will be provided to any shareholder who sends a written request to the Secretary, Genesco Inc., 1415 Murfreesboro Road, Suite 490, Nashville, Tennessee 37217.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND
PRINCIPAL SHAREHOLDERS

Principal Shareholders

The following table sets forth the ownership of the entities which, according to the most recent filings of Schedules 13G and amendments thereto, as applicable, by the beneficial owners as of the record date for this meeting, own beneficially more than 5% of the Company’s common stock and the entities which, according to the Company’s stock transfer records, own more than 5% of any of the other classes of voting securities described on page 2. Percentages are calculated on outstanding shares at April 25, 2006.

Name and Address	Class of	No. of	Percent of
of Beneficial Owner	Stock	Shares	Class

FMR Corp.(1) Edward C. Johnson 3d 82 Devonshire Street Boston, Massachusetts 02109	Common	2,149,100	9.2%
Hazel Grossman 355 Blackstone Boulevard, Apt. 552 Providence, Rhode Island 02906	Subordinated Serial Preferred, Series 3	1,074	6.1%
Barbara F. Grossman 4903 Pieta Wasserspring, Connecticut 89135	Subordinated Serial Preferred, Series 3	933	5.3%
James H. Cheek, Jr. 11 Burton Hills Boulevard, Apt. 407 Nashville, Tennessee 37215	Subordinated Cumulative Preferred	2,413	8.0%

(1)	Number of shares from Schedule 13G filed on February 14, 2006, reporting sole voting power with respect to 49,100 shares and sole dispositive power with respect to 2,149,100 shares.

Security Ownership of Directors and Management

The following table sets forth information as of May 2, 2006, regarding the beneficial ownership of the Company’s common stock by each of the Company’s current directors, the persons required to be named in the Company’s summary compensation table appearing elsewhere in the proxy statement and the current directors and executive officers as a group. None of such persons owns any equity securities of the Company other than common stock.

Name	No. of Shares(1)(2)

James S. Beard	685
Leonard L. Berry	25,932
William F. Blaufuss, Jr.	3,622
James S. Bradford	685
Robert V. Dale	19,796
Matthew C. Diamond	8,073
Marty G. Dickens	3,622
Ben T. Harris	137,744
Kathleen Mason	39,381
Hal N. Pennington	214,584
William A. Williamson, Jr.	83,046
Jonathan D. Caplan	51,184
Robert J. Dennis	67,801
James C. Estepa	77,569
James S. Gulmi	210,295
Current Directors and Executive Officers as a Group (20 Persons)	1,061,455	(3)

(1)	Each director, director nominee and officer owns less than 1% of the outstanding shares of the Company’s common stock.

(2)	Includes shares that may be purchased within 60 days upon the exercise of options granted under the Company’s common stock option plans, as follows: Mr. Pennington — 126,618; Mr. Caplan — 37,500; Mr. Dennis — 30,000; Mr. Estepa — 47,500; Mr. Gulmi — 114,035; Mr. Harris — 81,472; Mr. Diamond — 0; Mr. Dale — 12,000; Ms. Mason and Messrs. Berry and Williamson — 16,000 each; current executive officers and directors as a group — 579,013. Also includes shares of restricted stock which remain subject to forfeiture. See “Election of Directors — Director Compensation,” above, and “Executive Compensation — Summary Compensation Table,” below.

(3)	Constitutes approximately 4.6% of the outstanding shares of the Company’s common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by officers and directors, the Company believes that during Fiscal 2006 all officers and directors subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation earned by or awarded or paid to the chief executive officer and each of the other four most highly compensated executive officers employed by the Company at January 28, 2006 (together, the “named executive officers”) for each of Fiscal 2004, 2005 and 2006.

				Long-Term Compensation
	Annual Compensation			Awards
				Restricted	Securities	Payouts
				Stock	Underlying	All Other
Name and Principal	Fiscal	Salary	Bonus	Awards	Options/SARs	Compensation
Position at January 28, 2006	Year	($)	($)	($)(1)	(#)	($)(2)

Hal N. Pennington	2006	701,871	1,254,400	1,984,018	16,704	19,934
Chairman, President and	2005	576,872	916,650	—	75,000	17,619
Chief Executive Officer	2004	576,872	—	—	130,000	16,054
Jonathan D. Caplan	2006	276,638	162,812	498,098	3,854	8,400
Senior Vice President	2005	261,638	257,000	—	25,000	4,557
	2004	251,638	80,000	—	25,000	4,777
Robert J. Dennis	2006	366,638	557,758	1,193,956	8,252	10,200
Executive Vice President and	2005	206,872	619,500	—	80,000	10,303
Chief Operating Officer	2004	—	—	—	—	—
James C. Estepa	2006	476,637	983,323	1,094,512	6,576	9,317
Senior Vice President	2005	443,721	673,052	—	40,000	10,516
	2004	341,638	—	—	50,000	5,734
James S. Gulmi	2006	330,000	291,200	601,037	4,650	23,449
Senior Vice President-Finance and	2005	313,000	334,650	—	20,000	25,302
Chief Financial Officer	2004	305,000	—	—	20,000	19,094

(1)	Represents the value of restricted stock awards granted on October 25, 2005 ($36.40 per share). Persons holding shares of restricted stock are entitled to receive any dividends declared prior to the date of vesting. The shares of restricted stock issued to the named executive officers were 54,506 for Mr. Pennington, 13,684 for Mr. Caplan, 32,801 for Mr. Dennis, 30,069 for Mr. Estepa and 16,512 for Mr. Gulmi. A portion of each award vests in four equal annual installments beginning on the first anniversary of the date of grant; the remainder vests on the third anniversary of the grant date. Prior to vesting, the shares are subject to forfeiture upon termination of employment subject to certain exceptions. All restricted shares would vest upon a change of control, as described under “Change of Control Arrangements, Employment Agreement and Severance Plan,” below. The value of the aggregate number of shares of unvested restricted stock held by the named executive officers as of January 28, 2006, based on the closing price of the Company’s common stock of $38.40 on January 27, 2006, was $2,093,030 for Mr. Pennington, $525,466 for Mr. Caplan, $1,259,558 for Mr. Dennis, $1,154,650 for Mr. Estepa and $634,061 for Mr. Gulmi.

[Footnotes continued on next page.]

Option Grants in Fiscal 2006

The following table sets forth information regarding stock options granted to the named executive officers in Fiscal 2006. All the grants will become exercisable in four equal annual installments beginning on the first anniversary of the grant date. They expire on the tenth anniversary of the grant date, except that they are subject to earlier termination upon termination of the grantee’s employment. No stock appreciation rights were granted by the Company in Fiscal 2006. The potential realizable values shown in the table are hypothetical, have not been discounted to reflect their present value and are not intended as a forecast of future stock price appreciation. Any gains which may be realized upon exercise of such options will depend upon the actual market price of the Company’s common stock on the date the option is actually exercised.

	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted (#)	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)

Hal N. Pennington	16,704	20.6%	$36.40	10/25/2015	$382,384	$969,036
Jonathan D. Caplan	3,854	4.8%	$36.40	10/25/2015	$88,225	$223,579
Robert J. Dennis	8,252	10.2%	$36.40	10/25/2015	$188,903	$478,717
James C. Estepa	6,576	8.1%	$36.40	10/25/2015	$150,536	$381,488
James S. Gulmi	4,650	5.7%	$36.40	10/25/2015	$106,447	$269,757

The stock option grants were made under the Company’s 2005 Plan. The option price per share under the 2005 Plan may not be less than the fair market value of the Company’s common stock (the closing price of the stock on the NYSE) on the date the option is granted or the most recent previous trading date. Options granted under the 2005 Plan may not be exercised during the first twelve months after the date of grant. Thereafter, options may be exercised as determined by the compensation committee of the board of directors. All the options will vest and become exercisable upon a change of control as described under “Change of Control Arrangements, Employment Agreement and Severance Plan” below.

(2)	The Fiscal 2006 amounts include, in the case of Mr. Pennington, a matching contribution to his 401(k) Plan account of $8,400, tax preparation fees of $2,991, financial planning fees of $7,424 and club dues of $1,119; in the case of Mr. Caplan, a matching contribution to his 401(k) Plan account in the amount of $8,400; in the case of Mr. Dennis, auto allowance of $8,400 and club dues of $1,800; in the case of Mr. Estepa, a matching contribution to his 401(k) Plan account of $8,400 and tax preparation fees of $917; and in the case of Mr. Gulmi, a matching contribution to his 401(k) Plan account of $8,400, auto allowance of $13,788 and club dues of $1,261.

Aggregated Option Exercises in Fiscal 2006 and Fiscal Year End Option Values

The following table sets forth information concerning (i) stock options exercised during Fiscal 2006 by the named executive officers, (ii) the number of shares subject to unexercised options held by such persons at January 28, 2006, indicating those currently exercisable and those not yet exercisable and (iii) the value of such unexercised options on January 28, 2006. The values of unexercised options are calculated by subtracting the exercise price from the closing market price of the common stock on the NYSE on January 27, 2006 ($38.40). In-the-money options are those whose exercise price is below market value. None of the named executive officers held or exercised any stock appreciation rights during Fiscal 2006.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at		Options at
	Acquired on	Value	Fiscal Year End (#)		Fiscal Year End ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Hal N. Pennington	144,632	$2,546,952	126,618	170,454	$2,536,800	$2,854,583
Jonathan D. Caplan	0	$0	37,500	41,354	$751,375	$657,333
Robert J. Dennis	0	$0	20,000	68,252	$283,600	$867,304
James C. Estepa	0	$0	47,500	74,076	$934,250	$1,211,152
James S. Gulmi	12,071	$419,045	114,035	34,650	$2,741,897	$529,000

Pension Plan

The Genesco Retirement Plan is a noncontributory, qualified pension plan. Prior to December 31, 1995, it provided retirement benefits to eligible participants based on a formula taking into consideration the average of the ten highest consecutive years’ earnings of the participant, years of benefit service and other factors.

Effective January 1, 1996, the Retirement Plan was amended to establish a cash balance formula. Benefits earned prior to that date under the 10-year average formula were preserved as of that date. Effective January 1, 2005, the cash balance formula was frozen and benefit accruals ceased. Beginning in 2005, participant accounts will be credited annually with the lesser of (a) 7% or (b) the annual rate of interest on 30-year Treasury securities for the month of December immediately preceding the Plan Year for which the rate applied.

The Internal Revenue Code limited the amount of salary which was taken into account in calculating Retirement Plan benefits. Taking into account the preserved benefits under the average of the ten highest years and the accumulated funds in cash balance formula, and assuming that the participant’s accrued benefits at normal retirement are taken in the form of single life annuity, the estimated annual benefit payable for each named executive officer at retirement is as follows: Hal N.

Pennington — $65,343; Jonathan D. Caplan —  $11,783; Robert J. Dennis — 0; James C. Estepa — $28,884; and James S. Gulmi — $63,811.

The years of benefit service of the persons named in the Summary Compensation Table are: Hal N. Pennington — 44 years; Jonathan D. Caplan — 13 years; Robert J. Dennis — 0 years; James C. Estepa — 21 years; and James S. Gulmi — 34 years. The earnings of such persons for purposes of computing benefits under the Retirement Plan in 2004 are substantially the same as set forth in the Summary Compensation Table in the salary and annual bonus columns, except that the Internal Revenue Code limited the amount of a person’s annual earnings which could be taken into account in calculating benefits under the Retirement Plan during any calendar year. A participant has no vested benefits under the Retirement Plan until he or she has five years’ service with the Company.

Change of Control Arrangements, Employment Agreement and Severance Plan

All the named executive officers except Mr. Dennis are parties to employment protection agreements. The agreements become effective only in the event of a change of control, which will be deemed to have occurred if a person or group acquires securities representing 20% or more of the voting power of the Company’s outstanding securities or if there is a change in the majority of directors in a contested election. Each agreement provides for employment by the Company for a term of three years following a change of control. The executive is to exercise authority and perform duties commensurate with his authority and duties immediately prior to the effective date of the agreement. He is also to receive compensation (including incentive compensation) during the term in an amount not less than that which he was receiving immediately prior to the effective date. If the executive’s employment is actually or constructively terminated by the Company without cause during the term of the agreement, the executive will be entitled to receive a lump-sum severance allowance equal in Mr. Pennington’s case to three times and in the case of the other named executive officers to twice the compensation and benefits he would otherwise receive under the agreement for the remainder of the term, plus reimbursement for any excise tax owed thereon and for taxes payable by reason of the reimbursement.

All stock options and restricted stock granted by the Company under the Company’s equity incentive plans become immediately vested and (in the case of options) exercisable upon a change of control as defined in the stock option and restricted stock agreements entered into with each optionee, provided (in the case of options) that at least one year has elapsed since the date the option was granted. The definition of change of control in the stock option agreements is substantially the same as in the employment protection agreements described above.

In connection with the acquisition of Hat World Corporation in April 2004, the Company entered into an employment agreement with Mr. Dennis providing that in the event of his termination without “Cause” or of his resignation for “Good Reason” after April 1, 2006, he would receive severance pay in accordance with the Company’s Severance Pay Plan for Monthly-Paid Salaried Employees (described below) and a pro rata bonus under the EVA Incentive Plan. “Cause” is defined as conviction of a felony or a crime involving moral turpitude or fraud related to the Company or its customers or suppliers, conduct tending to bring the Company into substantial public disgrace or disrepute or repeated willful failure to perform any duties of his position as directed by the chief executive officer or the board of directors. “Good Reason” for resignation is defined as the Company’s material breach of the employment agreement, or material diminution of Mr. Dennis’s compensation or duties or relocation of his office by more than 30 miles from its location on the date of the agreement. Mr. Dennis agreed in the employment agreement not to solicit or hire the Company’s employees or compete with the Company for a period of two years following his termination of employment.

The Company maintains a Severance Plan for Month-Paid Salaried Employees to provide for certain benefits to certain employees in the event of a Company-initiated separation from the Company other than for cause (as defined in the plan). Under the terms of the plan, an eligible employee is entitled to one week of his or her base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. If their employment had been terminated without cause as of January 28, 2006, the named executive officers would have been entitled to the following severance payments under the plan: Mr. Pennington — $323,940; Mr. Caplan — $15,960; Mr. Dennis — $14,101; Mr. Estepa — $192,488; and Mr. Gulmi — $152,308.

Compensation Committee Report on Executive Compensation

General

The compensation committee of Genesco’s board of directors has general oversight responsibility for the compensation of the Company’s executive officers. See “Election of Directors — Compensation Committee” and the committee’s charter, available on the Company’s website at www.genesco.com, for a detailed description of the functions of the committee. The committee is currently composed of the four directors named at the end of this report, none of whom are employees of the Company, and all of whom qualify as independent under the standards of the NYSE, as non-employee directors as defined by Rule 16b-3 of the Securities Exchange Act of 1934, and as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

The compensation policies of the committee are designed to attract and retain qualified key management personnel and to provide motivation and reward for achievement of the operating and strategic goals and objectives of the Company. The committee also seeks to increase key management’s ownership of the Company’s common stock, with the goal of better aligning management’s interests with those of the Company’s shareholders. It is the committee’s policy to pay competitive base salaries and to provide executive officers with the opportunity, through annual cash incentive compensation, to earn above-average total cash compensation based on the achievement of outstanding results. The principal components of Genesco’s executive compensation program currently are base salary, annual cash incentive compensation and stock-based compensation, in a combination of stock options and restricted stock.

Base Salary

It is the committee’s general policy to approve competitive base salaries for its executive officers. Salary ranges are established for each executive officer’s position, the mid-points of which are intended to approximate the median base salary ranges for positions of similar scope, complexity and responsibility in comparable companies. The committee annually reviews and, if deemed appropriate, adjusts executive officers’ salary ranges after considering the advice of senior management and compensation consultants who are not affiliated with the Company or its management and who are retained by and report to the committee. The principal comparative data underlying the consultants’ advice to the committee are limited neither to companies in the specific industries in which the Company competes nor to the companies included in the S&P weighted average industry index included in the stock performance graph. The committee believes that the Company competes with employers outside the specific industry in which it does business to hire and retain qualified executives. The companies in the comparison group considered by the committee in Fiscal 2006 were selected by the consultants with input from senior management and committee members, subject to final approval by the committee. In making individual base salary decisions, the committee considers, in addition to relevant market survey data, a mix of factors, including (i) the executive’s experience, management and leadership ability and technical skills; (ii) the executive’s compensation history; (iii) corporate or, if appropriate, operating unit performance; (iv) individual performance; and (v) such other factors as the committee deems appropriate in its subjective judgment. While the committee typically gives greater weight to the objective, market survey data, the weight to be given to the more subjective factors in particular cases is within the committee’s discretion.

Incentive Compensation

Executive officers participate in Genesco’s management incentive compensation plan, which is designed to retain and motivate management and to focus its attention on the achievement of the Company’s annual operating plan and identified, strategic objectives. The committee reviews and adopts the plan after consultation with senior management. The committee’s consultants consider target bonus levels based on comparable company and other data as part of their analysis of total expected cash compensation.

Plan participants are selected by the chief executive officer, who is not eligible to participate in the plan. Approximately 649 employees (including all executive officers except the chief executive officer) participated in the plan for Fiscal 2006; 712 employees are participants in Fiscal 2007.

Under the Fiscal 2006 plan, executive officers (including all the named executive officers other than the chief executive officer) were eligible to receive a fraction or multiple of a target award equal to as much as 50% of their base salaries. Target bonuses for named executive officer participants in the plan in Fiscal 2006 ranged from 39% to 80% of base salary. Participants who were presidents of the Company’s operating divisions were eligible to earn cash awards in amounts determined 50% on the basis of changes in Economic Value Added (EVA*) for their respective divisions set by the chief executive officer during the first quarter of the fiscal year, 25% on the basis of EVA changes for the entire Company and 25% on the basis of individual strategic goals agreed upon by the participant and the chief executive officer during the first quarter of the fiscal year. Other executive officers’ awards were determined 75% on the basis of corporate EVA changes and 25% on the basis of individual strategic goals similarly agreed upon with their supervisors. Participants’ achievement of EVA change goals is objectively measurable. EVA is determined by subtracting a charge for the capital used to generate profit from a business unit’s net operating profit after taxes. Each business unit’s expected year-to-year change in EVA is determined in advance, as is the relationship between the magnitude of changes in EVA relative to expected levels and the bonus award. The named executive officers’ payout multiples based upon Fiscal 2006 financial performance of their respective business units were as follows:

Officer	Multiple

Jonathan D. Caplan	1.303x
Robert J. Dennis	2.405x
James C. Estepa	4.351x
James S. Gulmi	2.240x

     * EVA is a trademark of Stern Stewart & Co.

The participant’s supervisor, generally in consultation with the participant, determines whether individual strategic goals have been met. The plan permits full credit for strategic goals if they have been at least 95% achieved. The named executive officer participants in the plan received full credit for strategic goals in Fiscal 2006.

No portion of the award for achievement of individual strategic goals is ordinarily to be paid unless some portion of the applicable award for operating results is earned, although the plan authorizes the committee to consider exceptions for extraordinary strategic successes upon the recommendation of the chief executive officer. No exceptions of this nature were made for Fiscal 2006. An operating division president (including Mr. Caplan and Mr. Estepa) may not earn a greater percentage of the maximum award for corporate EVA changes than for his business unit’s operating results.

The plan includes the following “bonus bank” feature: awards for better than expected EVA are uncapped and a “negative award” for worse than expected results is possible. Any award in excess of three times the target bonus and any negative award is credited to the participant’s account in the bonus bank. Each year, a participant will receive a payout equal to (i) the current year’s award, up to three times the target, plus (ii) the current installments of banked awards from previous years, if any, which are paid out in three equal annual installments. If the participant’s bonus bank balance is negative, 60% of any positive award will be applied toward “repaying” the negative balance and 40% will be paid out to the participant. If the current year’s award is negative, any positive balance in the participant’s bank is applied against it. Any positive balance is forfeited if the participant voluntarily resigns from employment by the Company or is terminated for cause during the applicable fiscal year. The committee believes that the “bonus bank” feature of the plan offers improved incentives for management to focus on building long-term value in the Company, and that the forfeiture provisions will aid the retention of key employees.

Stock-Based Compensation

The committee believes that granting stock options and restricted stock to selected key executives of the Company provides them with a strong incentive to make decisions which are in the long-term best interests of the Company and thus serves to balance the shorter-term annual cash incentive component of executive compensation. The committee further believes that options and restricted stock tend to align the financial interests of management with those of the Company’s shareholders, since the value of an option or a share of restricted stock is dependent upon the Company’s performance and the recognition of that performance in the market for the Company’s common stock. Options are granted with an exercise price equal to the fair market value of the stock on the date of grant. Options are typically granted to executive officers and other key employees on an annual basis and typically become exercisable in annual installments of 25% of the total number of shares subject to the options. Options granted under the plan expire ten years after the date of grant. Options granted in Fiscal 2006 vest in four equal annual installments. Annual vesting requires the executive to remain employed by the Company for the entire vesting period to realize fully the gain on the total number of shares covered by the option. A total of 51 employees of the Company held options to purchase shares of the Company’s common stock as of April 25, 2006.

Restricted stock became a component of the compensation of all executive officers (including the named executive officers) in Fiscal 2006. The committee replaced a portion of the shares that had in previous years been granted as options with a lesser number of restricted shares subject to forfeiture upon the termination of the grantee’s employment prior to vesting, which occurs in four equal annual increments. The committee believes that the inclusion of restricted stock in the stock-based component of executive compensation better aligns the interests of management with those of shareholders. Additionally, because the committee believes that shares of restricted stock represent a greater value to recipients upon grant than do options, fewer shares of restricted stock than options may be granted, resulting in lower earnings per share dilution than a stock-based compensation program consisting solely of options.

In Fiscal 2006 the committee approved a special grant of restricted stock to executive officers (including all the named executive officers). The grant, which the committee has no present plans to repeat, was designed to enhance retention and incentive performance by the Company’s most senior managers in conjunction with the Company’s adoption of new, long-term strategic objectives. The shares in this one-time grant are subject to forfeiture upon termination of employment until they vest on the third anniversary of the grant date.

In Fiscal 2006 the committee granted a total of 80,973 options and 228,594 shares of restricted stock to 49 employees (including 23,332 options and 93,066 shares of restricted stock — including 35,196 shares that vest in four annual increments and 57,870 shares that vest entirely after three years — to named executive officers other than the chief executive officer) based on factors described above and such other matters as the committee deemed appropriate in its subjective judgment, including individual performance.

Chief Executive Officer Compensation

Mr. Pennington received a base salary of $700,000 and a discretionary bonus of $1,254,400 for Fiscal 2006. The bonus decision by the committee was based on the same factors as those applicable to corporate staff participants in the management incentive compensation plan for the year. Mr. Pennington’s base salary for Fiscal 2007 is $720,000; his bonus target is $575,000. The committee will consider Mr. Pennington’s and the Company’s performance in determining whether any of the bonus is to be paid and, if so, what multiple (either a fraction or a whole number) is applied to it. Historically, the committee has favored applying the same multiple as is applicable to corporate staff participants in determining the chief executive officer’s award, although it is not obligated to do so.

Upon his election as chief executive officer in April 2002, Mr. Pennington received a restricted stock grant of 36,764 shares, which vested on April 24, 2005. He received a grant of 16,704 stock options and 54,506 restricted shares (25,198 vesting in four annual increments and 29,308 after three years) in Fiscal 2006.

Tax Deductibility Limit

Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a company’s chief executive officer and any of its four other highest paid executive officers is not deductible by a company unless the compensation qualifies for an exception. This deduction limit generally applies only to compensation that could otherwise be deducted by a company in a taxable year. The committee considered the possibility that non-performance based compensation could exceed $1 million for one or more executive officers since compensation is based on a number of factors described above. The committee determined that, in its subjective judgment, the benefits to the Company of the incentives outweigh the potential loss of a tax deduction for any payout that results in an executive’s compensation’s exceeding the Section 162(m) limit. The committee will consider the requirements of Section 162(m) and other factors in authorizing or recommending future executive compensation arrangements.

By the Committee:

Matthew C. Diamond, Chairman
Leonard L. Berry
Kathleen Mason
William A. Williamson, Jr.

The foregoing report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2006, the compensation committee of the board of directors was composed of Messrs. Berry and Diamond and Ms. Mason. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the compensation committee or entities whose executives serve on the board of directors or the compensation committee that require disclosure under applicable SEC regulations.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on the Company’s common stock for the last five fiscal years with the cumulative total return of (i) the S&P 500 Index and (ii) the S&P 500 Footwear Index. The graph assumes the investment of $100 in the Company’s common stock, the S&P 500 Index and the S&P 500 Footwear Index at the market close on January 29, 2001 and the reinvestment monthly of all dividends.

Comparison of Cumulative Five Year Total Return

	Jan 01	Jan 02	Jan 03	Jan 04	Jan 05	Jan 06
Genesco Inc.	100	97.10	65.22	67.84	113.49	150.59
S&P 500 Index	100	84.29	65.35	87.95	93.42	102.62
S&P 500 Footwear	100	109.32	85.19	131.38	163.71	167.06

AUDIT MATTERS

RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP served as the independent registered public accounting firm to the Company in the fiscal year ended January 28, 2006, and has been retained by the audit committee in the same capacity for the current fiscal year. The firm’s appointment is submitted for shareholder ratification at the annual meeting. If shareholders do not ratify the firm’s appointment, the audit committee will reconsider the appointment. The board of directors recommends a vote FOR ratification of this appointment and your proxy will be so voted unless you specify otherwise. Representatives of the firm are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Committee Report

The audit committee is composed of four independent directors as defined under the current rules of the NYSE and applicable SEC regulations. The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. The committee’s charter is available on the Company’s website, www.genesco.com. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

The committee has met and held discussions with management and the Company’s independent registered public accounting firm, Ernst & Young LLP. The committee met with management and the independent registered public accounting firm to review and discuss with them each of the Company’s consolidated quarterly and annual financial statements. Management represented to the committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications With Audit Committees), as amended.

In addition, the committee has discussed with the independent registered public accounting firm the factors which might be deemed to bear upon the registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), which were reviewed by the committee. The committee considered, among other factors, the distribution of fees paid to the firm among those for audit services, those for audit-related services, those for tax services and all other fees, as described below under the caption “Fee Information,”

and considered whether the provision of services other than the audit and audit-related services is compatible with the registered public accounting firm’s independence.

The committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective activities. The committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the effectiveness of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial statements and reporting process.

In reliance on the reviews and discussions described in this report, the committee recommended to the board of directors and the board of directors approved inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended January 28, 2006, filed with the SEC.

By the Committee:

Robert V. Dale, Chairman
James S. Beard
William F. Blaufuss, Jr.
Kathleen Mason

The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Fee Information

The following table sets forth summary information regarding fees for services by the Company’s independent registered public accounting firm during Fiscal 2006 and Fiscal 2005.

	Fiscal 2006	Fiscal 2005

Audit Fees	$1,183,829	$1,791,292
Audit-Related Fees	31,500	188,775
Tax Fees — Total	230,000	487,831
Tax compliance	230,000	336,264
Tax planning and advice	-0-	151,567
All Other Fees	3,500	1,500

Audit Fees

Audit fees include fees paid by the Company to Ernst & Young in connection with annual audits of the Company’s consolidated financial statements, internal controls over financial reporting and their review of the Company’s interim financial statements. Audit fees also include fees for services performed by the independent registered public accounting firm that are closely related to the audit and in many cases could be provided only by the Company’s independent registered public accounting firm. Such services include comfort letters and consents related to SEC registration statements and other capital-raising activities in Fiscal 2005 and certain reports relating to the Company’s regulatory filings in both years.

Audit-Related Fees

Audit-related services include due diligence services related to mergers and acquisitions, accounting consultations, employee benefit plan audits and certain attest services.

Tax Fees

Tax fees include fees paid by the Company for corporate tax compliance services and in Fiscal 2005 for counsel and advisory services.

All Other Fees

In both Fiscal 2006 and Fiscal 2005, the Company paid other fees to Ernst & Young for access to an online accounting and auditing information resource.

Pre-Approval Policy

The audit committee has adopted a policy pursuant to which it pre-approves all services to be provided by the Company’s independent registered public accounting firm and a maximum fee for such services. As permitted by the policy, the committee has delegated authority to its chairman to pre-approve services the fees for which do not exceed $100,000, subject to the requirement that the chairman report any such pre-approval to the audit committee at its next meeting.

All fees paid to the Company’s independent registered public accounting firm in Fiscal 2006 were pre-approved pursuant to the policy.

PROPOSALS FOR THE 2007 ANNUAL MEETING

Proposals of shareholders intended for inclusion in the proxy material for the 2007 annual meeting of shareholders must be received at the Company’s offices at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217, attention of the secretary, no later than January 17, 2007.

In addition, the Company’s Bylaws contain an advance notice provision requiring that, if a shareholder’s proposal is to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide timely written notice thereof to the secretary of the Company. In order to be timely, the notice must be delivered to or mailed to the secretary of the Company and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the meeting (or, if less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made). In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received timely, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

FINANCIAL STATEMENTS AVAILABLE

A copy of the Company’s annual report to shareholders containing audited financial statements accompanies this proxy statement. The annual report does not constitute a part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, excluding certain of the exhibits thereto, may be obtained, without charge, by any shareholder to whom this proxy statement is sent, upon written request to Roger G. Sisson, Secretary, Genesco Inc., Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217.

NOTICE OF
ANNUAL MEETING
AND
PROXY STATEMENT

Annual Meeting
of Shareholders

June 28, 2006

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold
01 — James S. Beard	☐	☐	05 — Robert V. Dale	☐	☐	09 — Kathleen Mason	☐	☐

	For	Withhold		For	Withhold		For	Withhold
02 — Leonard L. Berry	☐	☐	06 — Matthew C. Diamond	☐	☐	10 — Hal N. Pennington	☐	☐

	For	Withhold		For	Withhold		For	Withhold
03 — William F. Blaufuss, Jr.	☐	☐	07 — Marty G. Dickens	☐	☐	11 — William A. Williamson, Jr.	☐	☐

	For	Withhold		For	Withhold
04 — James W. Bradford	☐	☐	08 — Ben T. Harris	☐	☐
B Issue
The Board of Directors recommends a vote FOR the following proposal.

2. Ratification of Independent Registered Public Accounting Firm.	For	Against	Abstain	Mark this box with an X if you have made comments below.	☐
	☐	☐	☐
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C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please sign full corporate name by duly authorized officer.
By signing, you revoke all proxies heretofore given.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

Proxy — GENESCO INC.

Proxy Solicited on Behalf of the Board of Directors of
the Company for Annual Meeting on June 28, 2006
The undersigned hereby constitutes and appoints Hal N. Pennington and Robert V. Dale, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GENESCO INC. to be held on June 28, 2006, and at any adjournments thereof, on all matters coming before the meeting.
You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations, though you must sign and return this card if you wish your shares to be voted.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be voted on reverse side.)